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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM 8-A

                       FOR REGISTRATION OF CERTAIN CLASSES
                        OF SECURITIES PURSUANT TO SECTION
                        12(b) OR 12 (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


                             MYERS INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                   Ohio                                  34-0778636
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(State of Incorporation or Organization)     (IRS Employer Identification No.)

     1293 S. Main Street, Akron, Ohio                       44301
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(Address of principal executives offices)                (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates: Not Applicable
         --------------
         (If applicable)

       Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                       Name of Each Exchange on Which
 to be so Registered                      Each Class is to be Registered
 -------------------                      ------------------------------
   Common Shares,
  Without Par Value                           New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)


Item 1.  Description of Registrant's Securities to be Registered
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         Myers Industries, Inc., an Ohio corporation ("Myers" or "Company"), has authorized capital stock consisting of 60,000,000 shares of common stock, without par value ("Common Stock"), of which as of March 31, 2001, 21,604,583 shares are issued and outstanding, and 2,761,838 shares are reserved for future issuance. Myers also has as of March 31, 2001, 3,490,311 shares held in treasury. The Common Stock is held by approximately 2,165 holders of record.

         These shares are currently traded and are reported on the American Stock Exchange under the trading symbol "MYE." Effective May 1, 2001, the Common Stock will be listed on the New York Stock Exchange under the ticker symbol "MYE."

         This registration statement supercedes any registration statement on Form 8-A previously filed with respect to the Common Stock by the Company.

         The authorized capital stock consists of 60,000,000 shares of Common Stock and 1,000,000 shares of serial preferred stock ("Preferred Stock"). The capital stock to be registered on the NYSE is the Common Stock.

         The statements below are summaries of certain provisions contained in the Articles of Incorporation and Code of Regulations of the Company, which have been incorporated by reference herein.

         AUTHORIZED SHARES: Our authorized capital stock consists of 60,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock.

         VOTING RIGHTS: Our Common Stock is the only outstanding class of capital stock. Holders of Common Stock are entitled to one vote per share on all matters which may be presented to the shareholders. No holder of Common Stock has the right to vote cumulatively in the election or removal of directors, which means that more than 50% of the votes cast for the election of directors can elect all of the directors, and in each such event the remaining votes cast for the election of directors will not be able to elect any director.

         The Articles authorize the directors to cause Myers' to issue up to 1,000,000 shares of Preferred Stock, from time to time, in one or more series of equal rank, with such series designations; number of shares of the series; dividend rates; dividend payment dates; redemption terms, rights and prices; sinking fund provisions; conversion terms, rights and prices; liquidation price of the series; and restrictions on the issuance of shares of the same or other class or series as the directors may determine at the time of the creation of the series, all without shareholder action. A holder of Preferred Stock is entitled to one vote per share on all matters submitted to shareholders. No holder of Preferred Stock has the right to vote cumulatively in the election or removal of directors. Upon the default in the payment of an amount equal to six quarterly dividends on any series of Preferred Stock, the holders of all Preferred Stock as a class will be entitled to elect two additional directors until no quarterly dividend is in default.


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         DIVIDEND RIGHTS: Subject to the preferences of the Preferred Stock, which will rank senior to the Common Stock as to dividend rights, the holders of Common Stock are entitled to receive such dividends as may be declared by the directors out of funds legally available therefore and, upon liquidation, are entitled to share pro rata in the assets available for distribution to shareholders.

         PREEMPTIVE OR OTHER SUBSCRIPTION RIGHTS: No holder of Common Stock or Preferred Stock has any preemptive rights.

         LIQUIDATION RIGHTS: Upon the dissolution, liquidation or winding up of Myers resulting in a distribution of assets to the shareholders, the holders of the Common Stock are entitled to receive the remaining assets in proportion to the number of shares held by them respectively, after the payments have been made to the holders of each issue of the Preferred Stock as required by the Articles.

         NON-ASSESSABLE; OTHER PROVISIONS: All of the outstanding Common Stock is fully paid and non-assessable. The provisions of the Ohio Merger Moratorium Act, which are applicable to Myers as an Ohio corporation, may have the effect of delaying, deferring or preventing any takeover attempt or change of control. Myers, by a vote of its shareholders, has opted out of the Ohio Control Share Acquisition Act.

Item 2. Exhibits
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All exhibits required by Instruction II to Items 2 will be filed with the
Exchange.

3(a) Myers Industries, Inc. Amended and Restated Articles of Incorporation. Reference is made to Exhibit (3)(a) to Form 10-Q filed with the Commission on May 17, 1999.

3(b) Myers Industries, Inc. Amended and Restated Code of Regulations. Reference is made to Exhibit (3)(ii) to Form 10-Q filed with the Commission on May 14, 1997.

                                    SIGNATURE

         Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                 Myers Industries, Inc.


                                 By: /s / Kevin C. O'Neil
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                                          Kevin C. O'Neil, Assistant Secretary

Date: April 30, 2001